UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 4, 2013

TIME WARNER CABLE INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33335	84-1496755
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 Columbus Circle, New York, New York 10023

(Address of Principal Executive Offices)    (Zip Code)

Registrant’s telephone number, including area code (212) 364-8200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On December 5, 2013, Time Warner Cable Inc. (the “Company”) announced the appointment of Dinesh C. Jain as the Company’s new Chief Operating Officer, effective January 13, 2014. A copy of the press release announcing the appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Mr. Jain, 49 years old, has more than 20 years of experience in the U.S. and European cable and telecommunications industries. Most recently, Mr. Jain served as President and Chief Operating Officer of Insight Communications Company, Inc. (“Insight”), a cable company serving subscribers in Kentucky, Indiana and Ohio, from February 2006 until Insight’s acquisition by the Company in February 2012. Prior to that, Mr. Jain served as Executive Vice President and Chief Operating Officer of Insight from October 2003 and Senior Vice President and Chief Financial Officer from 2002 to October 2003. From 1994 through 2002, he served in a number of roles in sales, marketing, customer service, strategy, corporate development and general management at NTL Incorporated, one of Europe’s leading cable and telecommunications companies. He ultimately served as Deputy Managing Director of NTL’s Consumer Division, overseeing customer and new business growth, as well as the quality of customer satisfaction.

Compensation Arrangements

The Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) approved the following compensation for Mr. Jain: (a) an annual base salary of $1,000,000; (b) an annual discretionary cash bonus with a target amount of $2,500,000; and (c) annual long-term incentive compensation with a target grant value of approximately $4,000,000 (based on the Company’s valuation methodology), which may be in the form of stock options, restricted stock units (“RSUs”), other equity-based awards, any of which may include performance-based vesting conditions, cash or other components, or any combination of such forms, as may be determined by the Compensation Committee in its sole discretion. Mr. Jain’s first regular annual long-term incentive award is expected to be made in early 2014 at the same time as such awards are made to other Company executives.

Employment Agreement

The Company and Mr. Jain have entered into an employment agreement, effective as of January 13, 2014, pursuant to which Mr. Jain will serve as the Company’s Chief Operating Officer through January 12, 2017, subject to earlier termination pursuant to its terms (the “term date”). The agreement provides for (a) a minimum annual base salary of $1,000,000 (“base salary”); (b) an annual discretionary cash bonus with a minimum target amount of $1,250,000 (a “bonus”); and (c) annual long-term incentive compensation eligibility, with the sum of the target annualized value of the three elements equal to at least $7,500,000 (determined under the Company’s valuation methods).

Under the employment agreement, Mr. Jain is entitled to certain payments and benefits upon the Company’s termination of his employment without cause or his termination of employment for “good reason” as a result of the Company’s “material breach” of his employment agreement, as well as in connection with his termination of employment for other reasons. A “material breach” of the agreement for purposes of a termination of his employment for “good reason” includes: (a) the

Company’s failure to cause a successor to assume the Company’s obligations under the agreement; (b) Mr. Jain not being employed as the Company’s Chief Operating Officer or offered the position as Chief Operating Officer of a parent company in the case of a corporate combination, in each case, with authority, functions, duties and powers consistent with that position; (c) Mr. Jain not reporting to the Company’s Chief Executive Officer; (d) Mr. Jain’s principal place of employment being anywhere other than the Company’s principal corporate offices in the New York metropolitan area; and (e) the Company’s breach of its obligations with respect to duties, responsibilities, authority and certain other matters.

For Cause/Voluntary Resignation. If the Company terminates Mr. Jain’s employment for cause (as defined in the agreement) or if he resigns voluntarily prior to the term date, the Company would have no further obligations to Mr. Jain other than (a) to pay his base salary through the effective date of termination (the “termination date”); (b) in certain limited cases, to pay any bonus for any year prior to the year in which such termination occurs that has been determined but not yet paid as of the date of such termination; and (c) to satisfy any rights Mr. Jain has pursuant to any insurance or other benefit plans or arrangements.

Termination without Cause. If the Company terminates Mr. Jain’s employment without cause during the term or he terminates his employment for “good reason,” pursuant to the employment agreement, Mr. Jain will be entitled to the following payments and benefits:

•	any earned but unpaid base salary through the termination date, and any prior year bonus, determined based on actual performance, that was not yet paid;

•	a pro-rata portion of any bonus through the termination date, subject to the actual achievement of the performance criteria for such year;

•	severance equal to the annualized base salary and annual cash target bonus for a period of 24 months following the termination date (the “severance period”) based on the greater of (i) the sum of his then-current base salary and target bonus immediately prior to the termination date, or (ii) the sum of his base salary and target bonus in effect on the effective date of the agreement; provided, however, that this period shall be 36 months if such termination occurs in connection with a change in control event (as described in the employment agreement) (the “CIC severance period”);

•	continued participation in the Company’s health and welfare benefits during the severance period or the CIC severance period, as applicable, unless earlier terminated due to his acceptance of other employment;

•	full acceleration and vesting of all RSUs granted during the term of the employment agreement (other than those awards that are subject to performance-based vesting conditions, which would not be vested and distributed unless and until the performance condition was satisfied); and

•	stock options awarded during the term of the employment agreement will fully vest (other than those awards that are subject to performance-based vesting conditions, which would not vest unless and until the performance condition was satisfied) and will remain exercisable after the termination date pursuant to the terms of the applicable award agreement.

Upon the expiration of Mr. Jain’s employment agreement, he will become an at-will employee. If Mr. Jain’s employment is terminated by the Company without cause while he is serving as an at-will employee or he has terminated his employment for “good reason,” (a) he will be entitled to benefits under any executive level severance program offered by the Company that will provide a minimum severance benefit equal to his base salary and target bonus in effect at the time of the termination for six months from the termination date and (b) all of his stock options and RSUs granted during the term of the employment agreement will be treated in the manner described above under “termination without cause.”

Mr. Jain’s entitlement to the severance payments described above is conditioned upon Mr. Jain executing and delivering (and not revoking) a release of claims.

Disability. In the event Mr. Jain becomes disabled (as defined in the employment agreement) during the term, the Company would pay him a pro rata bonus for the year in which the disability occurs (based on actual Company performance results) and disability benefits for 24 months in an annual amount equal to the greater of 75 percent of (a) annualized base salary rate and target annual bonus in effect as of the effective date of the employment agreement or (b) annualized base salary rate and target annual bonus in effect as of the date he became disabled (as defined in the employment agreement). These amounts are reduced by disability payments from workers’ compensation, Social Security and the Company’s disability insurance policies.

Death. If Mr. Jain dies while an active employee during the term of the employment agreement, the agreement and all of the Company’s obligations to make any payments under the agreement will terminate, except that Mr. Jain’s estate or designated beneficiary will be entitled to receive: (a) his salary to the last day of the month in which his death occurred; (b) any unpaid bonus for a prior year; and (c) a pro rata bonus for the year in which he dies (both of which will be calculated based on actual performance).

Restrictive Covenants. The agreement also includes confidentiality terms, as well as non-solicitation, non-competition, and non-disparagement covenants. The non-compete terms generally prohibit Mr. Jain from rendering services to, or investing in, a “Competitive Entity” (as defined in the agreement) for 24 months after termination of employment (or six months after a termination of his at-will employment).

Forfeiture and “Claw-Back” Provisions. Severance and other benefit payments under the agreement cease if Mr. Jain accepts other employment with a Competitive Entity or breaches his restrictive covenant obligations. In addition, the Company may recover, or cause the forfeiture of certain compensation paid or awarded to, or realized by, Mr. Jain if the Company is required to file an adverse restatement of its financial statements and the Company’s Board of Directors, or a designated committee thereof, so requires. The Company may exercise its remedies to claw-back and satisfy repayment obligations by offsetting any amounts owed to Mr. Jain to the extent permitted by law and Section 409A of the Internal Revenue Code of 1986, as amended.

The foregoing description of the employment agreement does not purport to be complete and is qualified in its entirety by the provisions of the employment agreement which is attached hereto as Exhibit 99.2 and incorporated by reference herein.

Insight Severance Arrangements

Prior to the closing of the Company’s acquisition of Insight in February 2012, Mr. Jain’s Insight employment was terminated. Pursuant to Mr. Jain’s severance arrangements with Insight, which is now a wholly-owned subsidiary of the Company, Mr. Jain was and continues to be entitled to the following severance payments and benefits: (a) base salary continuation payments of $1,457,637, payable beginning on March 9, 2012 through March 9, 2014, in substantially equal installments on the Company’s regular payroll dates; (b) payments attributable to his 2011 bonus of $1,225,260, payable in three installments—$510,525 paid in January 2013, $612,630 to be paid in January 2014, and $102,105 to be paid in January 2015; and (c) a payment attributable to his 2012 bonus (prorata) of $100,706 paid in January 2013.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1	Press Release dated December 5, 2013.

99.2	Employment Agreement, dated December 4, 2013 and effective as of January 13, 2014, between Time Warner Cable Inc. and Dinesh C. Jain.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIME WARNER CABLE INC.

Date: December 6, 2013	By:	/s/ Marc Lawrence-Apfelbaum
	Name:	Marc Lawrence-Apfelbaum
	Title:	Executive Vice President

Exhibit Index

Exhibit Number	Description

99.1	Press Release dated December 5, 2013.

99.2	Employment Agreement, dated December 4, 2013 and effective as of January 13, 2014, between Time Warner Cable Inc. and Dinesh C. Jain.